Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-212361
Dated September 2, 2016
(To Preliminary Prospectus dated September 2, 2016)

Free Writing Prospectus

Full Spectrum, Inc. Company Presentation

This free writing prospectus relates to the proposed initial public offering of shares of common stock of Full Spectrum, Inc. (the “Company”), which are being registered on a Registration Statement on Form S-1 (No. 333-212361) (the “Registration Statement”). This free writing prospectus also relates to the sales of a warrant to the representative of the underwriters to purchase common stock and common stock underlying such warrant, both of which are being registered on the Registration Statement. This free writing prospectus should be read together with the preliminary prospectus dated September 2, 2016 included in that Registration Statement, which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1501432/000161577416007047/s103988_s1a.htm

The Company has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Joseph Gunnar & Co., LLC, Prospectus Department, at +1 (212) 440-9600.

30 Mile Radius FullMAX NMS Central O_ce FullMAX Outdoor Endpoint FullMAX Base Station FullMAX Indoor / Mobile Endpoint Microwave Enhanced Data Communications for the New, Smarter Power Grid FullMAX - Unrivaled Flexibility, Security, Coverage and Capacity Fullspectrumnet.com version 1

SAFE HARBOR Notice Regarding Forward-Looking Statements This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding Full Spectrum or the “Company”, expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (the “SEC Filings”). Moreover, the Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for Company management to predict all risks, nor can the Company assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forwardlooking statements the Company may make. In light of these risks, uncertainties and assumptions, the forwardlooking events and circumstances discussed in this presentation may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. These risk factors are listed from time to time in Full Spectrum’s SEC Filings. Forward looking statements speak only as of the date they were made, and Full Spectrum does not assume any obligation to publicly update or revise any forward-looking statements for any reason. Fullspectrumnet.com | Slide 2

FREE WRITING PROSPECTUS (FWP) This presentation highlights basic information about the Company and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing. This offering may only be made by means of a prospectus. We have filed a registration statement on Form S-1 (including a preliminary prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or any underwriter participating in the offering will arrange to send you the prospectus if you contact: Joseph Gunnar & Co., LLC., Prospectus Department, 30 Broad Street, 11th Floor, New York, NY, 10004, telephone: (888) 248-6627 or email: prospectus@jgunnar.com Fullspectrumnet.com | Slide 3

OFFERING DESCRIPTION Issuer Full Spectrum Inc. Listing / Symbol NASDAQ / FMAX Offering Size 1,875,000 Shares (100% Primary) Expected Price Range $7.00 - $9.00 per Share Over-Allotment Option 15% (100% Primary) Use of Proceeds • Expand sales activities • Support high volume manufacturing • Strengthen engineering team • Repay indebtedness Sole Book-Runner Joseph Gunnar & Co. Fullspectrumnet.com | Slide 4

Guy Simpson, COO • Full Spectrum since 2010 • 30+ years Telecommunications • Sales, Support, Engineering and Operations • AT&T Bell Labs, Catapult Communications • B.Sc. University of Hertfordshire, UK Stewart Kantor, CEO • Co-founder / Director • 20+ years Telecommunications • 10+ years Private Wireless Networks • Marketing, Finance, Product Development • AT&T Wireless, BellSouth, Nokia • B.A. Columbia, MBA Wharton Menashe Shahar, CTO • Co-founder / Director • 30+ years Telecommunications • Systems design and development • Multiple data communications patents • WorldCom, Nortel, ADC • B.Sc. and M.Sc. Tel Aviv University, Israel MANAGEMENT Derek R. Reisfield • Director since April 2016 • VP, Strategy and Business Development of Wayfare Interactive Technologies, Inc • Co-founder, former CEO BBN Networks, LLC • Co-Founder and former Chairman of Marketwatch • B.A.Wesleyan University and AM Annenberg School USC Richard M. Cohen • Director since April 2016 • President, Richard M. Cohen Consultants • Founder, Chord Advisors • Former Director, CorMedix Inc. (NYSE:CRMD) • Former Audit Committee, Rodman and Renshaw • B.S. Wharton, MBA Stanford, CPA New York State Richard Silverman • Director since April 2016 • Counsel at Jennings, Strouss & Salmon, PLC • Past Chair Electric Power Research Institute • Past Chair Large Public Power Council • Former General Manager Salt River Project • Juris Doctor and B.A. University of Arizona INDEPENDENT DIRECTORS Fullspectrumnet.com | Slide 5

Rapid adoption of alternative energy sources, such as solar and wind, is transforming the electricity grid through decentralized generation Utilities now require secure data connectivity to millions of intelligent devices – part of the global Internet of Things (IoT) Utilities are demanding a standards-based solution Private cellular networks are the preferred choice of U.S. utilities. • Enhanced protection against Cyberterrorism • Improved reliability and availability • Deterministic performance • Cost effective, ubiquitous coverage Fullspectrumnet.com | Slide 6 REVOLUTION THE ELECTRIC GRID

Full Spectum designs, develops, manufactures, sells and supports its FullMAX radios to implement cost effective Private Cellular Data Networks Our customers choose FullMAX because of its unrivaled Flexibility, Security, Coverage and Capacity We are providing technical leadership for the development of a new IEEE standard, primarily based on our patented technology Our second generation of products is ideally positioned to capitalize on the revolution in the electric utility industry Full Spectrum is poised to become the leading supplier of Private Cellular Data Network products Fullspectrumnet.com | Slide 7 DRIVING THE REVOLUTION FULL SPECTRUM

• Private, isolated network • Licensed spectrum • Hardened endpoints • Encrypted transmission Security • Broadband connectivity • Data compression • Adaptive data rate • Cellular frequency reuse Capacity • 30+ mile tower radius • 2,800+ square miles per tower • High power (up to 20 watts) • Lower frequencies • Narrower channels Coverage Fullspectrumnet.com | Slide 8 AN UNRIVALED SOLUTION FULLMAX TECHNOLOGY • Frequency agile from 30 MHz to 1 GHz • Variable bandwidth allocation • Frequency reuse • Quality of service Flexibility

FULLMAX FIELD AREA NETWORK Fullspectrumnet.com | Slide 9 Network Operations Center FullMAX Network Management System FullMAX Base Station FullMAX Mobile Endpoint Tower Shelter Customer Tower Sites FullMAX Fixed Endpoint Private Cellular Data Network

Scope • 3,000+ U.S. utilities ––Publicly owned: 2,013 ––Cooperatives : 877 ––Investor owned : 189 ––Federal agencies : 9 • 10’s of thousands of endpoints • High impact assets Extended Scope • 3,000+ U.S. utilities • 10’s of millions of endpoints • Medium impact assets U.S. ELECTRIC GRID THE REVOLUTION Applications • Smart meter backhaul • SCADA • Substation monitoring • Voltage regulation • Distribution automation • Demand management New Applications • Distributed generation • Solar, wind, etc. • Supply management • Decentralized control • Machine-to-Machine (M2M) • Internet of Things (IoT) Requirements • Wireless • Security • Availability • Flexibility • Coverage • Capacity Additional Requirements • Enhanced security • Lower cost endpoints Fullspectrumnet.com | Slide 10 The electric grid will become the largest and most complex cyber-physical system ever TRADITIONAL THE REVOLUTION

TRADITIONAL ELECTRIC GRID CUSTOMER CASE STUDY Fullspectrumnet.com | Slide 11 Great River Energy • Rural Minnesota • 60,000 square Miles • 665,000 meters • 65 tower sites • 500+ substations Customer Requirements • Flexibility, Security, Coverage, Capacity • Standards-based • Rural territory ––High aggregate capacity ––Low endpoint density, maximum coverage FullMAX Network 150+ Base Stations 500+ Endpoint Radios MINNESOTA

Western U.S. Utility • Urban & rural territory • 2,900 Square miles • 1 Million meters • 85,000 Endpoints Applications • Distributed generation • Remote fault indication • Dist. Feeder automation • Circuit sensors Requirements • Urban territory ––High aggregate capacity ––High endpoint density, maximum frequency reuse • Licensed spectrum • Standards-based solution THE GRID REVOLUTION CASE STUDY The Old Electric Grid – Centralized Generation The New Electric Grid – Distributed Generation Fullspectrumnet.com | Slide 12

THE GRID REVOLUTION SCOPE Dramatic increase in communication endpoints Source: U.S. Energy Information Administration (EIA) Solar adoption is projected to grow at CAGR of 10% through 2040. gigawatts Solar Capacity 300 History Projections 250 200 150 100 50 0 2005 2010 2015 2015 2020 2025 2030 2035 2040 • Communications endpoint penetration per meter ––Traditional case study : 0.075% ––Revolution case study : 8.5% • 150 million meters in the U.S. Fullspectrumnet.com | Slide 13

THE GRID REVOLUTION MARKET OPPORTUNITY • All 3,000+ U.S. utilities have to solve the problem of Distributed Generation • U.S. utility industry choosing solution now • $6B addressable market in U.S. alone Fullspectrumnet.com | Slide 14

Introducing Second Generation Products • New family of Cobalt remote radios • Lower cost platform ––Highly integrated chips from Intel and Analog Devices ––Unit selling price $1,000 to $2,000 ––Improved margins – target 50% • Coexist with current products Porting FullMAX Technology To New Platform • Retains Flexibility, Security, Coverage and Capacity • Maintains support for new IEEE standard • Prototypes currently in lab testing • Great River Energy field trials scheduled Q4-2016 • Volume production Q1-2017 Developing Third Generation Requirements • Ultra low-cost remote radios • Targeting minimal bandwidth, low-speed assets Fullspectrumnet.com | Slide 15 ENABLING THE REVOLUTION FULL SPECTRUM

FULLMAX VS THE COMPETITION FullMAX PUBLIC CELLULAR PRIVATE NARROWBAND UNLICENSED WIRELESS Flexibility Security Coverage Capacity Standards Public Cellular • Download data focus • Vulnerable to cyber attacks • 3-4 mile coverage Private Narrowband • Limited frequencies • Low data capacity • Proprietary solutions Unlicensed Wireless • Interference • Limited Coverage • Non-deterministic Fullspectrumnet.com | Slide 16

FULL SPECTRUM MARKET EXPANSION REVENUE SOURCES Market Expansion Revenue Sources • U.S. utilities ––Continue with early adopters ––Develop early majority • International utilities • Industrial applications ––Oil and gas ––Transport ––Agriculture • Government • National security • Technology licensing Maintenance : 7% Services : 3% Products : 90% Fullspectrumnet.com | Slide 17

Fullspectrumnet.com | Slide 18 USE OF PROCEEDS FULL SPECTRUM • Director of marketing • Advertising • Trade shows • Investor relations Improve Marketing and Public Relations • Continued use of outsourced engineering services • Director of engineering • Engineering support Strengthen In-house Engineering Team • U.S. regional utility sales and support teams • Vertical market specialists (e.g. oil and gas) • International distribution • Global support team Expand Sales Activities • Expand role of contract manufacturers • Production and fulfillment management • Production engineering and support Support High Volume Manufacturing

FINANCIAL SUMMARY HIGHLIGHTS • Revenue since inception $5.4M • Retooling in 2015 / 2016 for the revolution • Realignment of resources for second and third generation products 2016 (1H)* 2015 2014 Revenues 330,518 706,647 2,015,085 Cost of revenues 97,573 401,815 932,180 Gross profit: 232,945 304,832 1,082,905 Operating Expenses Selling and marketing 239,463 276,567 518,505 Research and development 566,215 1,111,871 1,353,480 General and administrative 472,568 318,967 628,085 Total operating expenses: 1,278,236 1,707,405 2,500,070 Loss from operations (1,045,301) (1,402,573) (1,417,165) Interest expense (203,634) (289,074) (141,457) Net loss: (1,248,935) (1,691,647) (1,558,622) All numbers in US Dollars * Unaudited Fullspectrumnet.com | Slide 19

Shares Outstanding* % Common Stock 4,216,832 75% Equity Awards 853,253 15% Warrants 558,309 10% Fully Diluted Shares Outstanding 5,628,394 100% * Pre-offering Fullspectrumnet.com | Slide 20 TABLE CAPITALIZATION

Fullspectrumnet.com | Slide 21 Full Spectrum is an established innovator of Private Cellular Data Network technology A revolution in the U.S. electric utility industry is creating a huge opportunity to connect 10’s of millions of endpoints Full Spectrum is poised to become the leading supplier of Private Cellular Data Network products KEY TAKEAWAYS THE NEW STANDARD IN PRIVATE CELLULAR DATA NETWORKS